Exhibit 10.18(a)
AMENDMENT TO LEASE AGREEMENT
     THIS FIRST AMENDMENT TO EVANSVILLE RIVERBOAT LANDING LEASE (“Amendment”) is made on December _______ , 2002, and effective as of December 1, 2001, by and among the City of Evansville, Indiana (“City”) acting by and through the Redevelopment Commission of the City of Evansville, Indiana, organized and operating under IC 36-7-14 (“Commission”), and Aztar Indiana Gaming Company, LLC, a limited liability company, organized and existing under the laws of the State of Indiana (“Aztar Indiana”), and Aztar Corporation, a corporation organized and existing under the laws of the State of Delaware (“Guarantor”). As used herein, the term “Local Government” refers to the City, and the Commission.
RECITALS
     A. Aztar Indiana Gaming Corporation, an Indiana corporation (“Aztar Indiana Corp.”), the Guarantor and the Local Government entered into that certain Project Agreement made as of June 29, 1994, which was subsequently amended by a First Amendment to Project Agreement made as of December 3, 1996 (together the “Project Agreement”). The Project Agreement provided for development of a riverboat casino and hotel with related facilities (the “Project”), and further provided the terms for a lease from the Commission to Aztar Indiana Corp. for certain riverfront property, all subject to issuance of a gaming license by the Indiana Gaming Commission.
     B. The City, acting by and through the Commission, and Aztar Indiana Corp. entered into that certain Evansville Riverboat Landing Lease (the “Lease”) made as of May 2, 1995, and recorded on May 5, 1995, in Lease Drawer 2, Card No. 2189, in the records of the Recorder of Vanderburgh County, Indiana, for riverfront property to be used under the Project Agreement for an initial term of ten (10) years (the “Original Term”).
     C. Guarantor guaranteed the performance of all obligations of Aztar Indiana Corp. under the Project Agreement and the Lease.
     D. Effective December 31, 1999, with the consent of the Commission, Aztar Indiana Corp. assigned its right, title and interest under the Project Agreement and the Lease to Aztar Indiana, which assumed the obligations of Aztar Indiana Corp., with the consent of Local Government and the Guarantor.
     E. Under the terms of the Lease, the Percentage Rent increased in Lease Year Six (6) of the Lease which commenced on December 1, 2000.
     F. In furtherance of the objectives of the Act and the Downtown Redevelopment Area Plan, and in order to address other development needs within the City, the Commission desires to promote and facilitate further economic development projects in the City of Evansville, some of which likely shall be in the vicinity of the Project Area (the “Development Projects”), in order to enhance the level of economic benefits to the City.

     G. The Commission desires to continue receiving rentals on the same basis as such amounts were paid during Lease Years One (1) through Five (5), but to permit the increase in Percentage Rent to be applied to the design, development and construction of the Development Projects.
     NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the Commission, Aztar Indiana and the Guarantor agree to amend the Lease as follows. Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Lease.
     1. Amendment of Rent Schedule. The Percentage Rent and Rental in Schedule 4.01 of the Lease shall be modified and amended as set forth below. It is the intent of this Agreement to divide the Percentage Rent and Rental due under the Lease for Lease Years Seven (7) through Ten (10) into two categories, Base Percentage Rent and Excess Percentage Rent, which when combined will equal the Percentage Rent and Rental otherwise due under the Lease.
(a)	Base Percentage Rent.
(i)	Definition. Commencing at the beginning of Lease Year Seven (7), the Percentage Rent for the balance of the Original Term shall be calculated in the same manner as for the initial five (5) Lease Years (i.e., two percent of the AGR for the Lease Year up to $50,000,000, plus three percent of the AGR for the Lease Year that is in excess of $50,000,000). In Lease Years Seven (7) through Ten (10), such amount as so calculated shall be referred to as the “Base Percentage Rent.”

(ii)	Payment. Aztar Indiana shall continue to pay Base Percentage Rent for Lease Years Seven (7) through Ten (10) in accordance with the terms of the Lease, as amended hereby, and the past practices of the parties.
(b)	Calculation of Excess Percentage Rent. Commencing at the beginning of Lease Year Seven (7), the Percentage Rent for the balance of the Original Term shall also be calculated and determined on an annual basis, at the end of each Lease Year, in the manner set forth in Schedule 4.01 of the Lease for the remaining four years of the Original Term, which constitute Lease Years Seven (7) through Ten (10). Such amount shall be deemed to accrue as of the end of the applicable Lease Year, and as so calculated shall be referred to as the “Schedule 4.01 Percentage Rent.” The difference between the Schedule 4.01 Percentage Rent and Base Percentage Rent shall be referred to herein as the “Excess Percentage Rent.” For purposes of this Amendment, the term Excess Percentage Rent means only the difference between Schedule 4.01 Percentage Rent and Base Percentage Rent occurring during Lease Years Seven (7) through Ten (10), inclusive.

(c)	Accrual and Payment of Excess Percentage Rent; Credits.
(i)	City of Evansville Capital Development Fund. Excess Percentage Rent shall be made available for Development Projects as the “City of Evansville Capital Development Fund,” which shall be separately accounted for in the records of Aztar Indiana. Excess Percentage Rent shall be accrued for in the records of Aztar Indiana, and paid or offset by Credits (as defined below) at the times and in the amounts described herein.

(ii)	Credits. Excess Percentage Rent liability accounted for in the City of Evansville Capital Development Fund shall be subject to offset for credits allowable with respect to payments/investments made by Aztar Indiana in Eligible Costs (as defined herein) for the Development Projects, and other direct payments of certain Excess Percentage Rent to the Commission as provided herein (the “Credits”).

(iii)	Final Payment. If the Credits earned by Aztar Indiana as of the end of Lease Year Ten (10) are less than the aggregate accrued Excess Percentage Rent (such difference, the “Final Balance”), the Final Balance of Excess Percentage Rent shall be paid at the end of Lease Year Ten (10), except for balances for which Credits may be earned during the two years following the expiration of the Original Term with respect to Aztar Development Projects pursuant to requirements set forth in Section 2(a)(ii). With respect to that portion of the Final Balance, such amounts shall be remitted at the end of each of the two years following the expiration of the Original Term, respectively, if corresponding Credits have not been earned pursuant to the requirements set forth in Section 2(a)(ii).
(d)	Calculation of Credits and Investment Ratios and Confirmation.
(i)	General Development Projects. Aztar Indiana shall receive Credits against Excess Percentage Rent, calculated at the rate of $1.00 for each $1.00 invested by Aztar Indiana in or paid to the Commission, the Commission’s designee, or a party approved by the Commission for Eligible Costs with respect to General Development Projects (as defined herein), including the Stadium Project (as defined herein).

(ii)	Aztar Development Projects. Aztar Indiana shall receive Credits against Excess Percentage Rent, calculated at the rate of $1.00 for each $2.50 invested by Aztar Indiana in Eligible Costs for Aztar Development Projects (as defined herein).

(iii)	Additional Credit. If the Stadium Land Lease (as defined herein) is executed and Aztar Indiana acquires additional real estate to accommodate Aztar Development Projects, irrespective of Credits earned under Section 1(d)(ii) above, Aztar Indiana shall receive additional Credits in an amount up to the amount of funds expended by Aztar Indiana in connection with such real estate acquisition, not to exceed Three Hundred Thousand Dollars ($300,000); provided that such additional Credits shall not be available until either Aztar Indiana has incurred Committed Expenditures (as defined herein) for Aztar Development Projects in excess of Fifteen Million Dollars ($15,000,000), or total accrued Excess Percentage Rent, prior to application of any Credits available under this Amendment, exceeds by Sixteen Million Dollars ($16,000,000) the amount of the Credits to be claimed under this Section 1(d)(iii).

(iv)	Confirmation of Expenditures. As directed by the Commission, Aztar Indiana shall supply copies of invoices, receipts or other reasonable documentary evidence related to sums expended to earn Credits, in addition to the items contemplated in Section 1(f) below.
(e)	Limitation on Credits per Development Project Category; Required Payments and Other Accommodations for Stadium Project.
(i)	Allocation. Credits available to be earned with respect to General Development Projects and Aztar Development Projects shall not exceed the limitations described below:
(A)	General. Excess Percentage Rent shall be allocated one-half for General Development Projects, and one-half for Aztar Development Projects; provided that, as set forth in clause 1(e)(ii)(A) below, if the General Development Project is the Stadium Project then Aztar will provide minimum funding of Ten Million Dollars ($10,000,000), irrespective of accrued Excess Percentage Rent allocated for General Development Projects. Further, up to an additional Two Million Dollars ($2,000,000) may be reallocated from Aztar Development Projects to the extent Excess Percentage Rent exceeds Eighteen Million Three Hundred Thousand Dollars ($18,300,000), as further described in clause 1(e)(i)(B) below.

(B)	Special Allocation. In the event the City proceeds with the Stadium Project and Excess Percentage Rent has accrued in excess of Eighteen Million Three Hundred Thousand Dollars ($18,300,000) the Commission may, after exhausting on the Stadium Project the first Ten Million Dollars ($10,000,000) it may demand pursuant to Section 1(e)(ii)(A), require that certain Excess Percentage Rent otherwise allocable for Aztar Development Projects be reallocated to General Development Projects for payment of Eligible Costs related to the Stadium Project. The maximum amount of Excess Percentage Rent permitted to be reallocated hereunder is Two Million Dollars ($2,000,000), and no reallocation may occur to the extent it results in less than Eight Million Three Hundred Thousand Dollars ($8,300,000) being allocated for Aztar Development Projects. Such reallocation shall also not occur except upon presentation of evidence that qualifying Eligible Costs not paid from the initial Ten Million Dollars ($10,000,000) referred to above have been incurred or are otherwise due and owing, including repayment of bonds. Any demand for reallocation must be made on or before the conclusion of Lease Year Ten (10). In the event of any such reallocation,

Excess Percentage Rent exceeding Twenty Million Three Hundred Thousands Dollars ($20,300,000) shall be exclusively allocated for Aztar Development Projects, up to the up to Two Million Dollar ($2,000,000) amount previously reallocated for the Stadium Project. Thereafter, any remaining Excess Percentage Rent shall be allocated equally for General Development Projects and Aztar Development Projects.
(ii)	Required Payments and Accommodations for Stadium Project.
(A)	Payment. Notwithstanding whether sufficient Excess Percentage Rent has accrued, in the event that the City shall give notice to Aztar Indiana that the City has made a final and definitive decision to proceed with the Stadium Project as the General Development Project (a “Stadium Notice”), Aztar Indiana shall, upon the request of the Commission and upon presentation of evidence that Eligible Costs with respect to the Stadium Project have been incurred or are otherwise due and owing, pay to the Commission in exchange for dollar-per-dollar Credits an amount equal to such Eligible Costs, up to a maximum of Ten Million Dollars ($10,000,000). Such payment obligation shall be absolute, and amounts paid shall not be subject to refund if insufficient Excess Percentage Rent ultimately accrues, but any excess Credits shall apply to reduce the balance allocated for Aztar Development Projects. Except as set forth in the following sentence, Aztar Indiana shall have no payment obligation under this clause 1(e)(ii)(A) if Aztar Indiana has not received a Stadium Notice on or before December 31, 2003. Notwithstanding the foregoing, the City may request and Aztar Indiana shall pay to the City, in exchange for dollar-per-dollar Credits against Excess Percentage Rent, a portion of such Ten Million Dollars ($10,000,000) set forth above prior to delivery of the Stadium Notice. Such portion shall be applied against Eligible Costs with respect to the proposed Stadium Project in the form of land acquisition or preliminary costs (excluding construction costs), such as feasibility studies and professional costs.

B.	Land Use. Aztar Indiana agrees that if the City makes a final and definitive decision by December 31, 2003 to proceed with the Stadium Project as the General Development Project, Aztar Indiana shall lease to the Commission or its designee for use in connection with the Stadium Project what the parties presently estimate to be three and forty-six one hundredths (3.46) acres of land located on the Northwestern portion of the approximately seven (7) acre parcel presently owned by Aztar Indiana in the vicinity of the Project Area, and bounded on the south by the south edge of the vacated First Street right-of-way. The actual acreage of such leased land shall be determined by the actual acreage within the boundaries described above. Such lease (the “Stadium Land Lease”) shall contain mutually acceptable customary terms, but in any event the term shall be forty (40) years and rental shall be one dollar ($1.00) per year. The landlord under the Stadium Land Lease shall pay all required ad valorem real estate taxes on the unimproved land and the Stadium Land Lease shall contain customary covenants of possession and quiet enjoyment for the benefit of the tenant. The tenant under the Stadium Land Lease shall pay all taxes related to any improvements, and the tenant shall maintain or cause to be maintained primary insurance as reasonably required by the landlord to insure the landlord under the Stadium Land Lease against all liability related to the Stadium Project or operations or uses on the land described in the Stadium Land Lease. Such requirements shall include that all insurers be duly licensed and possess at all relevant times an AM Best, Inc. rating of A-, VII or better or if unlicensed, be an admitted surplus lines carrier, that such coverage include workers compensation insurance, commercial general liability covering bodily injury, broad form property damage, personal injury, blanket contractual liability, independent contractors, products and completed operations, and liquor coverage, commercial/business automobile liability, and umbrella excess liability. Policy amounts shall be subject to change from time to time based upon the landlord’s requirements to be fully insured and reflect changes in economic and risk circumstances, but shall initially be One Million Dollars ($1,000,000) for worker’s compensation, One Million Dollars ($1,000,000) each occurrence and general aggregate limit for commercial general liability, One Million Dollars ($1,000,000) for commercial/business automobile liability, and Two Million Dollars ($2,000,000) for umbrella/excess liability. The Stadium Land Lease shall also provide for customary events of default, remedies, and reasonable cure periods, and shall include as an event of default the taking by eminent domain or similar process any of such approximately seven (7) acres described above not subject to the Stadium Land Lease, together with any adjacent or proximately located land acquired by Aztar Indiana or an affiliate prior to December 1, 2007 for Aztar Development Projects (collectively, the “Remaining Property”). Subject to necessary design components of the Stadium Project, the parties shall cooperate on matters of ingress and egress between the Stadium Project, Aztar Development Projects, and other Aztar Indiana facilities. The Stadium Land Lease shall contain an option for the tenant to purchase the leased land at anytime during the Stadium Land Lease at fair market value as established at the time the Stadium Land Lease is executed. Fair market value shall be determined on the basis of an average of two appraisals, one commissioned by the Commission and conducted by David Matthews and one commissioned by Aztar Indiana and conducted by William

Bartlett, which appraisals shall be conducted prior to the execution of the lease. Upon the execution of the Stadium Land Lease, a short form memorandum thereof, suitable for recording, shall be placed of record. If the purchase option is exercised, the deed conveying such property shall be subject to a restrictive covenant of reversion in the event of a subsequent exercise of eminent domain or similar process against any portion of the Remaining Property, which covenant shall terminate on the forty (40) year anniversary of the execution of the Stadium Land Lease.

C.	Relocation of Flood Wall. In the event the existing flood wall is relocated in connection with the Stadium Project, Aztar Indiana shall have no financial responsibility for such relocation, but Aztar Indiana shall retain the right to reasonably approve the design and location of the relocated flood wall, such approval to be predicated upon Aztar Indiana’s interest in preserving the utility and value of the Remaining Property and Aztar Indiana’s existing facilities. It is the preference of Aztar Indiana that the flood wall be relocated to the South side of Riverside Drive, which Local Government shall make a good faith effort to accommodate. In any event, any flood wall relocated along the North or South side of Riverside Drive shall be designed in appearance similarly to the renovated flood wall located at the Dress Plaza/Riverfront esplanade.

D.	Stadium Project Defined. For purposes of this Amendment, the term “Stadium Project” means the construction and equipping of a stadium for use by an affiliated minor league baseball club and other community purposes, as outlined in the “Report to the Mayor of Evansville on the Feasibility of a Downtown Baseball Stadium,” dated October 1, 2002, presented by the Mayor’s Baseball Study Committee.
(f)	Verification of Expenditures, Excess Percentage Rent and Credits. Within twenty (20) days after the end of each month during the Original Term and each month thereafter until the Final Balance has been paid in full or recouped through Credits, Aztar Indiana shall deliver to the Commission a statement showing in reasonable detail the amount and category of all expenditures made in respect of Development Projects during the prior month and to date on a cumulative basis for each Development Project separately and for all Development Projects collectively. Such statement also shall include a calculation of anticipated Excess Percentage Rent, anticipated remaining Excess Percentage Rent and Credits accumulated during the prior month and to date on a cumulative basis. Such statement shall be certified by the chief financial officer of Aztar Indiana to be true, correct and complete.
     2. Concerning the Development Projects. As further set forth below, the Commission and Aztar Indiana commit and agree to proceed in good faith to identify and approve Development Projects during the Original Term and subsequent periods as contemplated in Section 2(a)(ii) below, subject to the following terms and provisions which shall apply to the identification, approval, development and administration of the Development Projects by Aztar Indiana and the Commission or its designated agent:
(a)	Categories. The Commission has identified the following categories of Development Projects which will entitle Aztar Indiana to receive Credits against Excess Percentage Rent in exchange for investment by Aztar Indiana in or payments made with respect to the Eligible Costs of Development Projects:
(i)	General Development Projects. The Commission desires to create jobs, increase tax revenues, provide direct economic benefits and promote tourism and additional economic development by promoting the construction or acquisition of real estate or facilities or capital projects to be owned by the City, the Commission, or parties approved by the Commission (the “General Development Project(s)”). The parties presently contemplate that the Stadium Project will be the General Development Project and funding thereof will occur as set forth in Section 1(e)(ii)(A). In the event the Stadium Project does not proceed as contemplated, the parties shall agree in good faith on alternative General Development Projects and the funding thereof from allocated Excess Percentage Rent, but the balance of this Amendment shall not be affected.

(ii)	Aztar Development Projects. In order to create jobs, increase tax revenues, provide direct economic benefits and promote tourism and economic development, the Commission desires to support certain Development Projects which Aztar Indiana might propose to construct upon the approximately seven acre parcel currently owned by Aztar Indiana contiguous to the Project Area or upon any other parcels of real estate which Aztar Indiana might acquire in the vicinity of the Project Area (all such parcels are referred to herein as the “Development Real Estate”). The types of facilities contemplated for development upon and about the Development Real Estate include the construction of new facilities or square footage expansions of existing Aztar Indiana facilities to constitute hotels, restaurants, entertainment facilities, conference facilities and other related tourism facilities (the “Aztar Development Projects”). Aztar Indiana, or its designee, shall own and shall be solely responsible for the selection, acquisition, design, development, construction, operation, maintenance and repair of the types of facilities constituting Aztar Development Projects. Aztar Indiana shall use good faith efforts to announce its first project by April 1, 2003 and break ground by October 1, 2003. Aztar Indiana will either incur Committed Expenditures (as defined below) that correlate to Two Million Dollars ($2,000,000) of Credits under Section 1(d)(ii) (i.e., Five Million Dollars ($5,000,000) of Committed Expenditures in each of the years ending November 30, 2003, 2004 and 2005 or pay with respect to Excess Percentage Rent at the end of each such year the correlated amount to which Committed Expenditures do not meet the applicable target amount, provided that under no circumstance shall such payment be required until such payments, when added to the initial Ten Million Dollars ($10,000,000) available for the Stadium Project equal the total amount of accrued Excess Percentage Rent. Committed Expenditures incurred in a year that correlate to Credits in excess of Two Million Dollars ($2,000,000) shall carry forward to subsequent years to apply against any shortfall otherwise occurring in such year. With respect to any final balance of Excess Percentage Rent allocated for Aztar Development Projects as of November 30, 2005 that has not been offset by Credits or otherwise paid, Aztar Indiana shall either incur Committed Expenditures that correlate to Credits or pay such portion of the final balance during the years ending November 30, 2006 and 2007 as follows: one-half in the year ended November 30, 2006 and one-half in the year ended November 30, 2007. For purposes hereof, “Committed Expenditures” means Eligible Costs paid or contractually committed with respect to Aztar Development Projects.
(b)	Eligible Costs. Those types of fees, costs, and expenses which Aztar Indiana agrees to advance in connection with the Development Projects and which will entitle Aztar Indiana to receive Credits against Excess Percentage Rent shall include direct payment or reimbursement of all reasonable and customary fees, costs and expenses associated with feasibility studies, design, development, real estate acquisition, construction, installation and equipping of potential Development Projects, and all reasonable and customary fees, costs and charges for architects, engineers, attorneys, consultants, contractors, vendors, suppliers, surveyors, title evidence, permits, licenses and other related requirements with respect to Development Projects, and repayment of indebtedness of the City or the Commission incurred to finance any of the foregoing (“Eligible Costs”); provided, however, that with respect to Aztar Development Projects, Eligible Costs shall not include any management fees paid by Aztar Indiana to third party operators of such projects.

(c)	Project and Design Approval. In general, the nature and design of all Aztar Development Projects shall be subject to the approval of the Commission or its designated agent, who shall not unreasonably withhold consent to a design proposal of Aztar Indiana. Each such approval shall be in writing, and shall include, but otherwise be generally limited to, approval of (i) the scope of the proposed development, (ii) general aspects of the design of facilities, including elevations, and (iii) the reasonable use of the facility to assure conformity with community standards. Each such approval may also, at the direction of the Commission, set forth a listing of operations and uses that do not conform to community standards, and set forth reasonable recourse if a non-conforming operation or use is introduced within a designated period of time. The Commission or its designated agent shall control the nature and design of all General Development Projects. As part of the review and approval of Aztar Development Projects, Aztar Indiana shall provide to the City or its designated agent estimates of the Eligible Costs by general category (such as construction costs, professional costs, site acquisition, construction contingency). Prior to incurring any costs or expenses on a Development Project, Aztar Indiana and the

Commission shall agree upon a proposed budget for each general category of expense for such project, including a reasonable contingency for unanticipated construction costs, which will include a maximum permitted amount that will qualify as Eligible Costs pursuant to this section (the “Maximum Budget Amount”). Aztar Indiana will receive Credits only with respect to Eligible Costs that equal the lesser of (i) the Maximum Budget Amount, or (ii) the actual costs incurred (if less than the Maximum Budget Amount), for such Development Project.

(d)	Further Assurances. The Commission and Aztar Indiana agree to execute such documents and instruments, and to take such actions, as either party reasonably may require to carry out the purpose and intent of this Amendment concerning the design, development and construction of the Development Projects.
     3. Lease in Full Force and Effect. Except as expressly amended by this Amendment, the Lease shall remain unchanged and in full force and effect, as amended herein.
     4. Affirmation of Guaranty. Guarantor hereby unconditionally guarantees and promises to perform and reaffirms its obligations under the Lease, as amended by this Amendment, and acknowledges that the Guaranty secures the obligations of Aztar Indiana set forth in this Amendment, particularly with respect to the City of Evansville Capital Development Fund and the payment of the Final Balance.
     5. Third Party Approvals. This Amendment is subject to approval by any lender to Aztar Indiana or to Guarantor and by the Indiana Gaming Commission, if required.
     6. Authorization. The Parties respectively represent to one another that the execution, delivery and performance of this Amendment have been duly authorized and this Amendment constitutes the legally binding obligation of the respective Parties.
     7. Definitions. All of the capitalized terms used herein, but not defined in this Amendment, shall have the meaning set forth in the Project Agreement and the Lease.
     IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Amendment as of the day and year first above written.

AZTAR INDIANA GAMING COMPANY, LLC		AZTAR CORPORATION

By: Printed:	/s/ James L. Brown JAMES L. BROWN	By: Printed:	/s/ Robert M. Haddock Robert M. Haddock
Title:	PRESIDENT/GM	Title:	President & CFO

REDEVELOPMENT COMMISSION OF
THE CITY OF EVANSVILLE, INDIANA

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